            Imagination in Education

For Immediate Release

PCS EDVENTURES! ANNOUNCES CHANGES TO ITS EXECUTIVE MANAGEMENT TEAM

          BOISE, Idaho – July 28, 2011 -- PCS Edventures! (OTCBB: PCSV), which designs and delivers educational products and services to the K-16 market, today announced certain changes to its executive management team, effective July 31, 2011.  Current Chief Financial Officer Valerie L. Grindle has been appointed Chief Executive Officer and has been elected to the Company’s Board of Directors.  Anthony A. Maher is retiring from his positions as Chairman and Chief Executive Officer and as a member of the Company’s Board of Directors.   Mr. Maher will remain with the Company as an employee and continue to provide services in support of the Company’s domestic and international business development, strategic relationships, and corporate finance activities.

In announcing his retirement as an executive officer and director of the Company, Mr. Maher stated, “For a variety of personal and business reasons, I have decided that it is in the best interests of PCS and its shareholders that I assume a different role at the Company, while at the same time continuing to support the outstanding leadership that Valerie Grindle and Robert Grover have shown.  I have the utmost confidence that Valerie and Robert, as well as the Board, will continue to drive the Company toward the accomplishment of its strategic objectives, and I intend to remain actively involved in support of their initiatives.“

           Ms. Grindle will continue serving as Chief Financial Officer while a search for a permanent CFO is conducted.  “The Board of Directors is very pleased to announce the appointment of Valerie Grindle as CEO of PCS Edventures and looks forward to working closely with her to achieve the Company’s goals and realize its global potential as a provider of innovative, effective products and services that promote the STEM (Science, Technology, Engineering and Math) learning proficiencies and critical thinking skills needed for the 21st Century in the K-16 educational marketplace,” stated Donald J. Farley, an independent member of the Company’s Board of Directors.  “The Board and all of the employees of the Company cannot express enough our appreciation for Tony’s work, devotion and contributions to the Company over the last three decades.  We are pleased that he will continue to be an invaluable resource to the Company and its management team.”

 Ms. Grindle joined PCS after serving as CFO of Great American Appetizers, a privately owned manufacturing company in Nampa, Idaho, since 2009.  Previously, she founded and, from 1995 until 2009, operated a consulting practice that provided interim C-level executive services to companies.  As a part of her consulting practice, Ms. Grindle orchestrated a turnaround as Chief Executive Officer and Member of the Board of Directors of a pharmaceutical reverse distribution company.  During this engagement, she developed a solid management team, renegotiated credit lines and attracted additional equity investment.  Ms. Grindle also served as the Executive Officer of the Mt. Lemmon Sky Center at the University of Arizona, where she designed and developed hands-on learning adventures for both children and adults utilizing research resources from the College of Science.  Prior to operating her consulting business, Ms. Grindle served as Vice President of Tele-Communicatons, Inc. of Englewood, Colorado and at Tenneco, Inc. as Vice President and Chief Financial Officer of Tenneco Minerals and later as President of Tenneco’s Houston Oil and Minerals Exploration.  At Tenneco, she was instrumental in negotiating the sale of that company’s minerals division to a strategic investor.

Ms. Grindle holds a B.S. degree in Business Administration from Colorado State University and an M.S. degree in Management from Krannert Graduate School of Business at Purdue University.

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop contemporary skills for the 21st century, including critical thinking, problem solving, innovation, creativity, and communications. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and Math (STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information is available on the Internet at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol “PCSV”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting the factors that could materially affect the Company and its operations are contained in its annual report on Form 10K for the year ended March 31, 2011 as filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

For additional information, please contact:

Valerie Grindle at (208) 343-3110 or via email at vgrindle@pcsedu.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at info@rjfalkner.com